Exhibit 99.1

Press Release
For Immediate Distribution

Overland Storage Announces Restructuring
And Other Cost-Cutting Measures

SAN DIEGO – April 20, 2007 – Overland Storage, Inc. (NasdaqNM: OVRL) today reported a reduction and reorganization of its workforce as well as other actions to reduce costs.

The company noted that, in addition to other spending cuts which are still being formulated, it has reduced its employee workforce by 14 percent worldwide, or 54 employees.  Reductions were made across all functions of the company, and included some consolidation and flattening of the organizational structure.  Total annualized savings related to the reduction-in-force, excluding severance costs, are expected to be approximately $5.5 million.  Severance costs are estimated to be $735,000 and will be recorded in the company’s fourth fiscal quarter ending June 30, 2007.

“For the last six quarters, Overland has invested significantly in new product development, including our new ARCvault™ tape automation platform, new hardware and software for our REO™ disk-based backup and recovery appliances as well as sourcing and testing our new ULTAMUS™ RAID products,” commented Scott McClendon, chairman of the board and interim president and chief executive officer of Overland Storage, Inc. “As a consequence, our level of R&D spending during those periods was higher than at any other time in the company’s history.  At this point, most of our investment in these new products is behind us, and they have either been launched or soon will be announced.  It is now time for us to reduce our cost structure and concentrate on returning Overland to profitability.”

As part of the restructuring, Michael Kerman, vice president and chief strategy officer, also will assume the responsibility for worldwide marketing and product management.  Christie Huff, vice president, worldwide marketing, will leave the company, effective April 30, 2007.  Robert Farkaly, senior director, product management, who was responsible for the company’s disk-based appliances, has been reassigned and promoted to vice president, worldwide sales.  Farkaly joined the company in June 2003 when Overland acquired Okapi Software.  Farkaly was a co-founder of Okapi and served as its chief marketing officer and executive vice president of sales.  Farkaly has an MBA from the University of Chicago, spent 12 years at IBM, and has spent his entire career in sales and marketing roles at high-tech companies.  Philippe Cazaubon, former vice president, worldwide sales, is returning to his role as vice president, Asia Pacific sales.

“The actions we are taking to reduce our expenses are appropriate given our current level of revenue and our current product development cycle,” stated McClendon.  “We are hopeful that the new products we are bringing to market will help enable a return to top-line revenue growth and that our spending reductions will promote a faster return to profitability.”

The company noted that it would be reporting earnings for its third fiscal quarter ended March 31, 2007 on April 26, 2007.  On a preliminary basis, it expects to report revenue for the quarter of approximately $37.5 million.

About Overland Storage

Now in its 26th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS™ RAID SERIES of affordable, high-capacity storage; REO SERIES® of disk-based backup, recovery and VTL appliances; and the NEO SERIES® and ARCvault™ SERIES tape automation solutions. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include possible delays in new product introductions and shipments by the company including the new ULTAMUS and ARCvault product lines; possible delays in enhancements and new offerings in the company’s REO line; market acceptance of the company’s other new product offerings; the performance of the company’s newly restructured management team; the timing and market acceptance of new product introductions by competitors; unexpected inventory charges resulting from the termination of the relationship with the company’s former outsourced manufacturing partner; inefficiencies and excessive manufacturing costs in the early stages of the return of production to the company’s San Diego facility; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Forms 10-K and 10-Q currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault and ULTAMUS are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

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